Exhibit (a)(39)



          TEXAS UTILITIES COMPANY                              NEWS RELEASE
          -----------------------------------------------------------------
          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                               23 JUNE 1998

                               TEXAS UTILITIES COMPANY
                               -----------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC


          94.43 PER CENT. INTEREST IN THE ENERGY GROUP AND COMPULSORY
                      ACQUISITION OF OUTSTANDING SHARES

          In accordance with the terms of the Texas Utilities Offer, and as required by applicable law and the City Code, Texas Utilities announces that, by 10.00 p.m. (London time), 5.00 p.m. (New York City time) on 22 June 1998, valid acceptances of the Texas Utilities Offer had been received, and not withdrawn, in respect of a total of 320,862,500 Energy Group Shares and 14,145,927 Energy Group ADSs, representing, in aggregate, 377,446,208 Energy Group Shares or approximately 72.46 per cent. of The Energy Group's issued ordinary share capital (each Energy Group ADS represents four Energy Group Shares).

          Of these, elections for the Share Alternative had been received in respect of 96,283,460 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 18.48 per cent. of The Energy Group's issued ordinary share capital and requiring the issue of approximately 34,180,628 New Texas Utilities Shares.

          Elections for the Loan Note Alternative had been received in respect of 9,839,066 Energy Group Shares, representing approximately 1.89 per cent. of the said capital.

          Save for the 7,941,233 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.52 per cent. of The Energy Group's issued ordinary share capital, held on 23 January 1998 (being the business day prior to the commencement of the offer period) by those persons deemed to be acting in concert with Texas Utilities, neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities held any Energy Group Shares (or rights over such shares) immediately prior to the commencement of the offer period.

          During the offer period:

          i) TU Acquisitions (a wholly owned subsidiary of Texas Utilities) has acquired 114,400,000 Energy Group Shares (representing approximately 21.96 per cent. of The Energy Group's issued ordinary share capital); and
          ii) persons deemed to be acting in concert with Texas Utilities have acquired, in aggregate, 712,474 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.14 per cent. of The Energy Group's issued ordinary share capital, and have disposed of, in aggregate, 1,778,521 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.34 per cent. of the said capital, none of such acquisitions and disposals being connected with the Texas Utilities Offer.

          Save as disclosed in this announcement neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities have acquired or agreed to acquire any Energy Group Shares (or rights over such shares) during the offer period.

          Consequently, as at 10.00 p.m. (London time), 5.00 p.m. (New York City time) on 22 June 1998, TU Acquisitions owned, had rights over or had received valid acceptances in respect of, in aggregate, 491,846,208 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 94.43 per cent. of The Energy Group's issued ordinary share capital.

          Accordingly, TU Acquisitions will shortly be issuing notices to those holders of Energy Group Securities who have not yet accepted the Texas Utilities Offer informing them that it now intends to exercise its right under section 429 of the Companies Act to acquire all those Energy Group Securities still outstanding at the expiry of the requisite notice period. The Texas Utilities Offer will remain open for acceptance until midnight (London time), 7.00 p.m. (New York City time) on the date of expiry of such notice period, which, it is currently anticipated, will be 7 August 1998.

          Holders of Energy Group Securities who have not tendered their Energy Group Securities by such time and date will not be able to elect for either the Share Alternative or the Loan Note Alternative and will only be entitled to receive the cash consideration available under the Texas Utilities Offer upon making a valid application as set out in the notices to be issued by TU Acquisitions.

          ENERGY GROUP SHARES HAVE BEEN DELISTED FROM THE LONDON STOCK EXCHANGE WITH EFFECT FROM TODAY. TEXAS UTILITIES INTENDS TO SEEK TO DELIST ENERGY GROUP AMERICAN DEPOSITARY RECEIPTS THAT TRADE ON THE NEW YORK STOCK EXCHANGE AT THE EARLIEST OPPORTUNITY.

          HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE.

          Enquiries:

          TEXAS UTILITIES COMPANY
          David Anderson (Investors)           Telephone:   +1-214-812 4641
          Joan Hunter (Press)                  Telephone:   +1-214-812 4071

          LEHMAN BROTHERS INTERNATIONAL        Telephone:  +44-171-601 0011
          Richard Collier
          Mark Bentley

          MERRILL LYNCH INTERNATIONAL          Telephone:  +44-171-628 1000
          Justin Dowley
          Lewis Lee

          MERRILL LYNCH CORPORATE BROKING      Telephone:  +44-171-772 1000
          Mike Gibson
          Stephen Robinson

          The definitions set out in the offer document dated 10 March 1998 apply in this announcement. The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

          The Directors of TU Acquisitions accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

          Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.

          END